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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



The Plan Administrator
LaBarge, Inc. Employees Savings Plan:


We consent to incorporation by reference in the registration statement No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated June 1, 2001, relating to the statements of net assets available for plan benefits of the LaBarge, Inc. Employees Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for each of the years then ended, and the related schedule as of and for the year ended December 31, 2000, which report appears in the annual report on Form 11-K of the LaBarge, Inc. Employees Savings Plan.





/S/ KPMG LLP
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St. Louis, Missouri
June 28, 2001